Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES DECEMBER CASH DISTRIBUTION

DALLAS, Texas, December 20, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.053136 per unit, payable on January 15, 2019, to unit holders of record on December 31, 2018.

This month’s distribution increased from the previous month due to a decrease of LOE expenditures relating to workover expense compared to the previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in an increase in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties. This was enhanced with a slight increase in pricing for oil, offset by a decline in the pricing of gas. The Texas Royalty Properties saw a decline in the production of both oil and gas that was offset by a slight increase in the pricing of oil and gas for the month.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 52,218 barrels of oil and 344,478 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 18,821 barrels of oil and 125,015 Mcf of gas. The average price for oil was $55.54 per bbl and for gas was $3.12 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,974,389. Deducted from these would be the Lease Operating Expense (LOE) of $1,816,256, taxes of $267,776 and Capital Expenditures (CAPEX) of $60,709 totaling $2,144,741 resulting in a Net Profit of $1,829,648 for the month of November. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,372,236 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	52,218	344,478	18,821	125,015	*	$55.54	$3.12	**
Texas Royalties	21,901	22,102	18,916	19,062	*	$55.52	$7.10	**

Prior Month
Waddell Ranch	52,625	298,643	17,053	97,267	*	$53.32	$3.51	**
Texas Royalties	22,417	27,897	19,430	24,172	*	$55.32	$6.10	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,901 barrels of oil and 22,102 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,916 barrels of oil and 19,062 of of gas. The average price for oil was $55.52 per bbl and for gas was $7.10 per Mcf. This would primarily reflect production and pricing for the month of October for oil and the month of September for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,372,874. Deducted from these were taxes of $173,707 resulting in a Net Profit of $1,199,168 for the month of November. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,139,209 to this month’s distribution.

General and Administrative Expenses deducted for the month were $37,371 resulting in a distribution of $2,476,613 to 46,608,796 units outstanding, or $0.053136 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2018 tax information packets are expected to begin mailing directly to unitholders in early March 2019. A copy of Permian’s 2018 tax information booklet is expected to be posted on Permian’s website by February 28, 2019. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2018 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839